As filed with the Securities and Exchange Commission on December 28, 2005

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WellPoint, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Indiana	6324	35-2145715
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Angela F. Braly, Esq.

Executive Vice President, General Counsel and Chief Public Affairs Officer

WellPoint, Inc.

120 Monument Circle

Indianapolis, Indiana 46204

(317) 488-6000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With Copies to:

Daniel G. Dufner, Jr., Esq.

Kevin Keogh, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/Proposed maximum offering price per unit/Proposed maximum offering price/ Amount of registration fee(1)
Senior Debt Securities
Subordinated Debt Securities
Preferred Stock
Common Stock, par value $0.01 per share

(1)	An indeterminate aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee, except for $73,600 that has already been paid with respect to $800,000,000 aggregate initial offering price of securities that were previously registered pursuant to Registration Statement No. 333-101969, and were not sold thereunder.

PROSPECTUS

WELLPOINT, INC.

SENIOR DEBT SECURITIES

SUBORDINATED DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

We may offer and sell, from time to time, one or any combination of the securities we describe in this prospectus. The debt securities may be convertible into or exchangeable for our common stock or our other securities, or debt or equity securities of one or more other entities. When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.

You should read this prospectus and the prospectus supplement relating to the specific issue of securities carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis.

Our common stock is listed on the New York Stock Exchange under the symbol “WLP.” Any common stock sold pursuant to a prospectus supplement will be listed, subject to notice of issuance, on the New York Stock Exchange. If we decide to list or seek a quotation for any other securities we may offer and sell from time to time, the prospectus supplement relating to those securities will disclose the exchange or market on which those securities will be listed or quoted.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December     , 2005.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

In this prospectus, the terms “we,” “us,” “our,” the “Company” and “WellPoint” refer to WellPoint, Inc. and/or WellPoint, Inc. and its direct and indirect subsidiaries, as the context requires.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains a number of forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect(s)”, “feel(s)”, “believe(s)”, “will”, “may”, “anticipate(s)”, “estimate(s)”, “should”, “intend(s)” and similar expressions are intended to identify forward-looking statements. Such statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Health benefits companies operate in a highly competitive, constantly changing environment that is significantly influenced by aggressive marketing and pricing practices of competitors, regulatory oversight and organizations that have resulted from business combinations. The following is a summary of factors, the results of which, either individually or in combination, if markedly different from our planning assumptions, could cause our results to differ materially from those expressed in any forward-looking statements contained in this prospectus:

•	trends in health care costs and utilization rates;

•	our ability to secure sufficient premium rate increases;

•	competitor pricing below market trends of increasing costs;

•	increased government regulation of health benefits and managed care;

•	significant acquisitions or divestitures by major competitors;

•	introduction and utilization of new prescription drugs and technology;

•	a downgrade in our financial strength ratings;

•	an increased level of debt;

•	litigation targeted at health benefits companies;

•	our ability to contract with providers consistent with past practice;

•	our ability to achieve expected synergies and operating efficiencies from our acquisition activity and to successfully integrate our acquisitions;

•	future bio-terrorist activity or other potential health epidemics; and,

•	general economic downturns.

You are cautioned not to place undue reliance on these forward-looking statements that are only as of the date hereof.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E. Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1–800–SEC–0330. The SEC also maintains an Internet worldwide web site that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov.

You should also be able to inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S–3 with the SEC covering the securities that may be sold under this prospectus. For further information on us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents to which we refer you. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We specifically incorporate by reference the following documents, which we have already filed with the SEC:

(i)	our Annual Report on Form 10–K for the year ended December 31, 2004;

(ii)	our Quarterly Reports on Form 10–Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

(iii)	our Current Reports on Form 8–K, filed on January 6, 7, 14 and 21, 2005; February 7 and 8, 2005; March 21, 2005; April 27, 2005; June 15, 2005; July 12, 22 and 27, 2005; September 8, 27 and 30, 2005; October 26, 2005; November 3, 2005; and, December 12, 2005.

(iv)	the definitive proxy statement for our 2005 annual meeting of shareholders filed on April 8, 2005;

(v)	our Registration Statements on Form S-8 filed on October 31, 2005 (333-129334) and Post-Effective Amendment No. 1 to Form S-8 filed on October 31, 2005 (333-97425); and

(vi)	Post Effective Amendment No. 1 to our Registration Statement on Form S-4 filed on November 21, 2005 (333-129256).

In addition, we also incorporate by reference additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until the termination of this offering. These documents include periodic reports, such as Annual Reports on Form 10–K, Quarterly Reports on Form 10–Q and Current Reports on Form 8–K, as well as proxy statements. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 2 or Item 7 of Form 8–K.

We encourage you to read our periodic and current reports. We think these reports provide additional information about our company which prudent investors find important. You may request a copy of these filings as well as any future filings incorporated by reference, at no cost, by writing or telephoning us at our principal executive offices at the following address:

WellPoint, Inc.

Attention: Investor Relations

120 Monument Circle

Indianapolis, IN 462604

(317) 488–6000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

OUR COMPANY

We are the largest publicly traded commercial health benefits company in terms of membership in the United States. We are an independent licensee of the Blue Cross Blue Shield Association, an association of independent health benefit plans. We serve our members as the Blue Cross licensee for California; the Blue Cross and Blue Shield licensee for Colorado, Connecticut, Georgia, Indiana, Kentucky, Maine, Missouri (excluding 30 counties in the Kansas City area), Nevada, New Hampshire, New York (as Blue Cross Blue Shield in 10 New York City metropolitan counties, and as Blue Cross, Blue Shield or Blue Cross Blue Shield in selected upstate counties only), Ohio, Virginia (excluding the Northern Virginia suburbs of Washington, D.C.) and Wisconsin; and through UniCare. We are licensed to conduct insurance operations in all 50 states and Puerto Rico through our subsidiaries.

USE OF PROCEEDS

Unless we otherwise specify in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement will be used for general corporate purposes. General corporate purposes may include but are not limited to the repayment of debt, investments in or extensions of credit to our subsidiaries or the financing of possible acquisitions or business expansion. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the five most recently completed fiscal years and any required interim periods will each be specified in a prospectus supplement or in a document we file with the SEC and incorporate by reference.

We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. For purposes of this computation, earnings are defined as income before income taxes, plus interest expense, including amortization of debt discount and expense related to indebtedness and an estimated interest portion of rental expense. Fixed charges are defined as interest expense, including amortization of debt discount and expense related to indebtedness plus an estimated interest portion of rental expense.

We compute the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by the sum of fixed charges and dividends on preferred stock.

DESCRIPTION OF SECURITIES WE MAY OFFER

DEBT SECURITIES

General

The description below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement.

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue the debt securities under one of two separate indentures between us and The Bank of New York (the “Trustee”). Senior debt will be issued under a senior note indenture and subordinated debt will be issued under a subordinated note indenture. The senior note indenture and the subordinated note indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures.” The indentures provide that our debt securities may be issued in one or more series, with different terms, in each case as authorized from time to time by us. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series or establish additional terms for that series of debt securities. None of the indentures limits the amount of debt securities or other unsecured debt which we may issue.

Neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning a debt security, you are one of our unsecured creditors.

In addition to the following description of the debt securities, you should refer to the detailed provisions of each indenture, copies of which are filed as exhibits to the registration statement.

A prospectus supplement will specify the following terms of any issue of debt securities we may offer:

•	the designation or title, the aggregate principal amount and the authorized denominations if other than $1,000 and integral multiples of $1,000;

•	whether the debt securities will be senior or subordinated debt;

•	the price(s) at which debt securities will be issued;

•	whether the debt securities will be issued pursuant to a periodic offering program;

•	the percentage of their principal amount at which the debt securities will be issued and, if applicable, the method of determining the price;

•	the date or dates on which the debt securities will mature and any right to extend the date or dates;

•	the currency, currencies or currency units in which payments on the debt securities will be payable and the manner of determining the U.S. dollar equivalent for purposes of determining outstanding debt securities of a series;

•	the rate or rates at which the debt securities will bear interest, if any, or the method of determination (including indices) of the rate or rates;

•	the date or dates from which such interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	the prices, if any, at which, the dates at or after which and the terms upon which, we may or must repay, repurchase or redeem the debt securities;

•	the date or dates, if any, after which the debt securities may be converted or exchanged into or for shares of our common stock or another company’s securities or property or settled for the cash value of securities issued by us or a third party and the terms for any conversion or exchange or settlement;

•	the exchanges, if any, on which the debt securities may be listed;

•	any special provisions for the payment of additional amounts with respect to the debt securities;

•	whether the debt securities are to be issuable as registered securities or bearer securities or both, whether any of the debt securities are to be issuable initially in temporary global form and whether any of the debt securities are to be issuable in permanent global form;

•	each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	any right to defer payments of interest by extending the interest payment periods and the duration of the extensions;

•	the trustee under the indenture pursuant to which the debt securities are to be issued;

•	whether the debt securities will be subject to defeasance or covenant defeasance; and

•	any other terms of the debt securities not inconsistent with the provisions of the applicable indenture.

The senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of WellPoint. The subordinated debt securities will be unsecured and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated note indenture, to all Senior Debt, as defined herein, of WellPoint. See “Subordination” below.

Some of the debt securities may be issued as discounted debt securities to be sold at a substantial discount below their stated principal amount. The prospectus supplement will contain any United States federal income tax consequences and other special considerations applicable to discounted debt securities.

Payment and Transfer

Unless we state otherwise in a prospectus supplement, we will issue debt securities only as registered securities, which means that the name of the holder will be entered in a register, which will be kept by the trustee or another agent of ours. Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register.

Unless we state otherwise in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement. You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations.

Neither we nor the trustee will impose any service charge for any transfer or exchange of a debt security; however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Global Notes, Delivery and Form

Unless otherwise specified in a prospectus supplement, the debt securities will be issued in the form of one or more fully registered Global Notes, as defined below, that will be deposited with, or on behalf of, The Depository Trust Company, referred to herein as the Depository, and registered in the name of the Depository’s nominee. Global Notes are not exchangeable for definitive note certificates except in the specific circumstances described below. For purposes of this prospectus, “Global Note” refers to the Global Note or Global Notes representing an entire issue of debt securities.

A Global Note may be transferred, in whole and not in part, only to another nominee of the Depository or to a successor of the Depository or its nominee.

The Depository has advised us as follows:

•	The Depository is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code;

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

•	The Depository was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book entry changes in accounts of its participants, eliminating the need for physical movements of securities certificates.

•	The Depository participants include securities brokers and dealers, banks, trust companies, clearing corporations and others, some of whom own the Depository.

•	Access to the Depository book-entry system is also available to others that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

•	Where we issue a Global Note in connection with the sale thereof to an underwriter or underwriters, the Depository will immediately credit the accounts of participants designated by the underwriter or underwriters with the principal amount of the debt securities purchased by the underwriter or underwriters.

•	Ownership of beneficial interests in a Global Note will be shown on, and the transfers of ownership will be effected only through, records maintained by the Depository (with respect to participants), by the participants (with respect to indirect participants and certain beneficial owners) and by the indirect participants (with respect to all other beneficial owners). The laws of some states require that certain purchasers of securities take physical delivery in definitive form of securities they purchase. These laws may limit your ability to transfer beneficial interests in a Global Note.

So long as a nominee of the Depository is the registered owner of a Global Note, that nominee for all purposes will be considered the sole owner or holder of the debt securities under the applicable indenture. Except as provided below, you will not be entitled to have debt securities registered in your name, will not receive or be entitled to receive physical delivery of debt securities in definitive form, and will not be considered the owners or holders thereof under the applicable indenture.

We will make payment of principal of, premium, if any, and interest on, debt securities represented by a Global Note to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note representing those debt securities. The Depository has advised us that upon receipt of any payment of principal of, or interest on, a Global Note, the Depository will immediately credit accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal amount of that Global Note, as shown in the records of the Depository. Standing instructions and customary practices will govern payments by participants to owners of beneficial interests in a Global Note held through those participants, as is now the case with securities held for the accounts of customers registered in “street name”. Those payments will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, the trustee nor any of our respective agents will be responsible in any respect for actions or inactions of the Depository, any nominee or any participant relating to, or payments made on account of, beneficial interest in a Global Note or for maintaining, supervising or review any of the records of the Depository, any nominee or any participant relating to those beneficial interests.

As described above, we will issue debt securities in definitive form in exchange for a Global Note only in the following situations:

•	if the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 90 days; or

•	if we choose to issue definitive debt securities.

In either instance, an owner of a beneficial interest in a Global Note will be entitled to have debt securities equal in principal amount to that beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Mergers and Similar Events

We are generally permitted to consolidate with or merge into any other person. In this section, “person” refers to any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or government or any agency or political subdivision of a government or governmental agency. We are also permitted to sell substantially all of our assets to any other person, or to buy substantially all of the assets of any other person. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell all or substantially all of our assets, the other person may not be organized under a foreign country’s laws (that is, it must be a corporation, partnership, limited liability company or trust organized under the laws of a state or the District of Columbia or under federal law) and it must agree to be legally responsible for the outstanding debt securities issued under the indentures. Upon assumption of our obligations by such a person in such circumstances, we shall be relieved of all obligations and covenants under the indentures and the debt securities.

•

The merger, sale of all or substantially all of our assets or other transaction must not cause a default on the debt securities, and we must not already be in default unless the merger or other transaction would cure the default. For purposes of this no-default test, a default would include an

Event of Default that has occurred and not been cured, as described below under “Events of Default.” A default for this purpose would also include any event that would be an Event of Default if we received the required notice of our default or if under the indentures the default would become an event of default after existing for a specified period of time.

Modification and Waiver

There are three types of changes we can make to the indentures and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a note following an Event of Default;

•	change the place or currency of payment for a debt security;

•	impair your right to sue for payment;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to modify or amend the applicable indenture or the debt securities;

•	reduce the percentage in principal amount of the debt securities, the approval of whose holders is needed to waive compliance with certain provisions of the applicable indenture or to waive certain defaults; and

•	modify any other aspect of the provisions dealing with modification and waiver of the applicable indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent.

Changes Not Requiring Approval. The second type of change does not require any vote by holders of the debt securities. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the debt securities. Nor do we need any approval to make changes that affect only debt securities to be issued under the applicable indenture after the changes take effect. We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities issued under the applicable indenture. In those cases, we need only obtain any required approvals from the holders of the affected debt securities.

Changes Requiring a Majority Vote. Any other change to the applicable indenture and the debt securities would require the following approval:

•	If the change affects only debt securities of one series, it must be approved by the holders of not less than a majority in principal amount of the debt securities of that series.

•	If the change affects the debt securities of one series as well as the debt securities of one or more other series issued under the applicable indenture, it must be approved by the holders of not less than a majority in principal amount of the debt securities of each series affected by the change. In each case, the required approval must be given by written consent. Most changes fall into this category.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the applicable indenture or the debt securities listed in the first category described previously under “Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting. Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for a vote or other action to be taken by holders of debt securities, that vote or action may be taken only by persons who are holders of outstanding debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten or lengthen (but not beyond 180 days) this period from time to time.

Conversion and Exchange Rights

The debt securities of any series may be convertible into or exchangeable for other securities of WellPoint or another issuer or property or cash on the terms and subject to the conditions set forth in the applicable prospectus supplement.

Defeasance

The following discussion of full defeasance and discharge will apply to any series of debt securities unless otherwise indicated in the applicable prospectus supplement with respect to the debt securities of a series.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and debt securities or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent.

In addition, the subordinated note indenture provides that if we choose to have the defeasance and discharge provision applied to the subordinated debt securities, the subordination provisions of the subordinated note indenture will become ineffective upon full defeasance of the subordinated debt securities.

However, even if we make the deposit in trust and opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit described above and be released from some of the covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the debt securities of that series on their various due dates.

•	We must deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and instead repaid the debt securities ourselves when due.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Satisfaction and Discharge

The indenture will cease to be of further effect and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture upon compliance with certain conditions, including:

•	Our having paid all sums payable by us under the indenture, as and when the same shall be due and payable,

•	Our having delivered to the trustee for cancellation all debt securities theretofore authenticated under the indenture, or

•	All debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such debt securities of any series outstanding under the indenture.

•	Our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that these conditions have been satisfied.

Highly Leveraged Transaction

The general provisions of the indentures do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the debt securities.

Subordination

Any subordinated debt securities issued under the subordinated note indenture will be subordinate and junior in right of payment to all of our Senior Debt whether existing at the date of the subordinated note indenture or subsequently incurred. Upon any payment or distribution of our assets to creditors upon any:

•	liquidation;

•	dissolution;

•	winding-up;

•	receivership;

•	reorganization;

•	assignment for the benefit of creditors;

•	marshaling of assets and liabilities;

•	bankruptcy;

•	insolvency; or

•	debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding,

the holders of Senior Debt will first be entitled to receive payment in full of the principal of and any premium and interest on such Senior Debt before the holders of the subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of and any premium or interest on the subordinated debt securities.

Upon the acceleration of the maturity of any subordinated debt securities, the holders of all Senior Debt outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due thereon, including any amounts due upon acceleration, before the holders of subordinated debt securities will be entitled to receive or retain any payment in respect of the principal of or any premium or interest on the subordinated debt securities.

No payments on account of principal, or any premium or interest, in respect of the subordinated debt securities may be made if:

•	there has occurred and is continuing a default in any payment with respect to Senior Debt; or

•	there has occurred and is continuing an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof.

“Senior Debt” means the principal of, and any premium and interest, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us, whether or not such claim for post-petition interest is allowed in such proceeding, on our Debt, whether incurred on, before or after the date of the subordinated note indenture, unless the instrument creating or evidencing the Debt or under which the Debt is outstanding provides that obligations created by it are not superior in right of payment to the subordinated debt securities.

“Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of that person and whether or not contingent:

•	every obligation of that person for money borrowed;

•	every obligation of that person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of that person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of that person;

•	every obligation of that person incurred in connection with the acquisition of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

•	every capital lease obligation of that person; and

•	every obligation of the type referred to above of another person and all dividends of another person the payment of which, in either case, such person has guaranteed or for which such person is responsible or liable, directly or indirectly, as obligor or otherwise.

The indentures will place no limitation on the amount of additional Senior Debt that we may incur.

Events of Default

Each indenture defines an Event of Default with respect to any series of debt securities. Unless otherwise provided in the applicable prospectus supplement, Events of Default are any of the following:

•	We do not pay the principal or any premium on a note on its due date.

•	We do not pay interest on a note within 30 days of its due date.

•	We remain in breach of any other term of the indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of the debt securities of the affected series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

An Event of Default under one series of debt securities does not necessarily constitute an Event of Default under any other series of debt securities. Each indenture provides that the trustee may withhold notice to the holders of any series of debt securities issued thereunder of any default if the trustee considers it in the interest of such holders to do so provided the trustee may not withhold notice of default in the payment of principal, premium, if any, or interest, if any, on any of the debt securities of that series or in the making of any sinking fund installment or analogous obligation with respect to that series.

Remedies If an Event of Default Occurs. Each indenture provides that if an Event of Default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities will be automatically accelerated, without any action by the trustee or any holder. A declaration of acceleration of maturity may be cancelled by the holders of at least a majority in principal amount of the debt securities of the affected series if certain conditions are satisfied.

Except as may otherwise be provided in the indenture in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the debt securities outstanding of the affected series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. Subject to certain exceptions contained in the indenture, these majority holders may also direct the trustee in performing any other action under the indenture.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an Event of Default has occurred and remains uncured.

•	The holders of 25% in principal amount of all outstanding debt securities of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt security on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities, or else specifying any default.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act applies.

Regarding the Trustee

We have had and may continue to have commercial and investment banking relationships with the Bank of New York in the ordinary course of business. The Bank of New York Trust Company, N.A. is the trustee under the indentures. The Bank of New York, an affiliate of the trustee, also performs services for us in the ordinary course of business and currently is the trustee under the indentures pursuant to which WellPoint’s 6.800% senior unsecured notes due 2012 and WellPoint’s 3.50% senior unsecured notes due 2007 are outstanding. The Bank of New York Trust Company, N.A. also is the trustee under an indenture pursuant to which WellPoint Health Network’s Inc. (“WHN”) 6.375% senior unsecured notes due 2006 and 6.375% senior unsecured notes due 2012, which we assumed in our merger with WHN on November 30, 2004, are outstanding. The Bank of New York Trust Company, N.A. also is the trustee under an indenture pursuant to which WellPoint’s 3.750% senior unsecured notes due 2007, WellPoint’s 4.250% senior unsecured notes due 2009, WellPoint’s 5.000% senior unsecured notes due 2014 and WellPoint’s 5.950% senior unsecured notes due 2034 are outstanding.

DESCRIPTION OF THE PREFERRED STOCK

This section describes the general terms and provisions of the preferred stock we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the series of the preferred stock then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

This section is only a summary of the preferred stock that we may offer. We urge you to read carefully our articles of incorporation and the articles of amendment we will file in relation to an issue of any particular series of preferred stock before you buy any preferred stock.

We are authorized to issue up to 100,000,000 shares of preferred stock, without par value, none of which is issued or outstanding. Our board of directors may issue from time to time shares of preferred stock in one or more series and with the relative powers, rights and preferences and for the consideration our board of directors may determine.

Our board of directors may, without further action of the shareholders, determine and set forth in an amendment to our articles of incorporation the following for each series of preferred stock:

•	the serial designation and the number of shares in that series;

•	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and any participating or other special rights with respect to dividends;

•	any voting powers of the shares;

•	whether the shares will be redeemable and, if so, the price or prices at which, and the terms and conditions on which the shares may be redeemed;

•	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of us prior to any payment or distribution of our assets to any class or classes of our stock ranking junior to the preferred stock;

•	whether the shares will be entitled to the benefit of a sinking or retirement fund and, if so entitled, the amount of the fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of the fund;

•	whether the shares will be convertible into, or exchangeable for, shares of any other class or of any other series of the same or any other class of our stock or the stock of another issuer, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments to the conversion price or rates of exchange at which the conversion or exchange may be made, and any other terms and conditions of the conversion or exchange; and

•	any other preferences, privileges and powers, and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions, as our board of directors may deem advisable and as shall not be inconsistent with the provisions of our articles of incorporation.

Depending on the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control of us, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

The preferred stock, when issued, will be fully paid and nonassessable. Unless the applicable prospectus supplement provides otherwise, the preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by us in the future. The transfer agent and registrar for the preferred stock will be specified in the applicable prospectus supplement.

COMMON STOCK

The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our articles of incorporation, our by-laws and the applicable provisions of Indiana law.

General

We are authorized to issue up to 900,000,000 shares of common stock, par value $0.01 per share. Each holder of our common stock is entitled to one vote per share of record on all matters to be voted upon by the shareholders. Holders do not have cumulative voting rights in the election of directors or any other matter. Subject to the preferential rights of the holders of any preferred stock that may at the time be outstanding, each share of common stock will entitle the holder of that share to an equal and ratable right to receive dividends or other distributions (other than purchases, redemptions or other acquisitions of shares by us) when, if and as declared from time to time by our board of directors and paid out of legally available funds. We do not anticipate paying cash dividends.

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, the holders of common stock will be entitled to share ratably in all assets remaining after payments to creditors and after satisfaction of the liquidation preference, if any, of the holders of any preferred stock that may at the time be outstanding. Holders of common stock have no preemptive or redemption rights and will not be subject to further calls or assessments by us. Any shares of common stock offered by this prospectus will, when issued, be fully paid and non–assessable.

Authorized But Unissued Shares

Indiana law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of current management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Limitations on Ownership of Our Common Stock in Articles of Incorporation

As required under our Blue Cross Blue Shield Association license, our articles of incorporation contain certain limitations on the ownership of our common stock. Our articles of incorporation provide that subsequent to our demutualization which took place on November 2, 2001, no person may beneficially own shares of voting capital stock in excess of specified ownership limits, except with the prior approval of a majority of the “continuing directors.” The ownership limits, which may not be exceeded without the prior approval of the Blue Cross Blue Shield Association, are the following:

•	for any institutional investor (as defined in our articles of incorporation), one share less than 10% of our outstanding voting securities;

•	for any non-institutional investor (as defined in our articles of incorporation), one share less than 5% of WellPoint’s outstanding voting securities; and

•	for any person, one share less than the number of shares of our common stock or other equity securities (or a combination thereof) representing a 20% ownership interest in us.

Any transfer of stock that would result in any person beneficially owning shares of capital stock in excess of any ownership limit will result in the intended transferee acquiring no rights in the shares exceeding such ownership limit (with certain exceptions) and the person’s excess shares will be deemed transferred to an escrow agent to be held until the shares are transferred to a person whose ownership of the shares will not violate the ownership limit.

Certain Other Provisions of Our Articles of Incorporation and By-laws

Certain other provisions of our articles of incorporation and by-laws may delay or make more difficult unsolicited acquisitions or changes of control of us. These provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change in control of us, although these proposals, if made, might be considered desirable by a majority of our shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management without the concurrence of the board of directors. These provisions include:

•	the division of the board of directors into three classes serving staggered terms of office of three years;

•	an affirmative vote of the holders of outstanding shares representing at least 66 2/3% of all the votes then entitled to be cast at an election of directors or upon an affirmative vote of both (a) a majority of the entire number of directors at the time and (b) a majority of the directors who then qualify as continuing directors (as defined in our articles of incorporation);

•	provisions limiting the maximum number of directors to 19, and requiring that any increase in the number of directors then in effect must be approved by a majority of continuing directors;

•	permitting only the board of directors, the Chairman, the Chief Executive Officer or the President to call a special meeting of shareholders;

•	requirements for advance notice for raising business or making nominations at shareholders’ meetings.

Our by-laws establish an advance notice procedure with regard to business to be brought before an annual or special meeting of shareholders and with regard to the nomination of candidates for election as directors, other than by or at the direction of the board of directors. Although our by-laws do not give the board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the established procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its proposal without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

Our articles of incorporation contain additional anti-takeover provisions. These provisions restrict our ability or the ability of any of our subsidiaries to become a party to any business combination with a “related person” without the prior affirmative vote at a meeting of our shareholders: (a) of not less than sixty-six and two-thirds percent of all the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock, and (b) of an “independent majority of shareholders” unless all the conditions of a “fair price exception” or a “director approval exception” are met.

•	A “related person” means any person (other than WellPoint or a subsidiary of WellPoint or the board of directors acting as a group or the “continuing directors,” singly or as a group), that is (or is at the time any definitive agreement relating to a business combination is entered into or on the record date for the determination of shareholders entitled to notice of and to vote on a business combination or at the time immediately prior to the completion of a business combination) any of the following (1) the beneficial owner of more than 10% of the voting power of the outstanding voting stock, and who has not been such owner for a continuous period of two years; or (2) an affiliate of WellPoint and at any time within the preceding two-year period (but not continuously during such period) was the beneficial owner of 10% or more of the voting power of the voting stock; or (3) is an assignee of or has otherwise succeeded (except in a transaction involving a public offering) to any shares of voting stock which were at any time within the preceding two-year period beneficially owned by a “related person.”

•	The “fair price exception” alleviates the need for supermajority shareholder approval of a business combination with a “related person” when, among other things, (1) the fair market value of the property, securities, or other consideration to be received per share by the shareholders is at least as high as the higher of (a) the highest per share price paid by the “related person” in acquiring the corporation’s stock within the preceding two-year period, or (b) the fair market value per share of the shares as determined by their closing price during the previous thirty-day period; (2) the consideration to be received by the shareholders is in the same form and of the same kind as that paid by the “related person” for the majority of his shares; (3) the related person has not received, among other things, the benefit of any loans or other financial assistance from the corporation; and (4) a proxy or information statement has been mailed to all shareholders with respect to such business combination.

•	Under the “director approval exception” the vote of a supermajority of shareholders is not required to approve a business combination with a “related person” (a) if at least two-thirds of the “continuing directors” approve the business combination prior to the time that the related person becomes a related person and (b) the business combination is solely between WellPoint and another corporation, one hundred percent of the voting stock of which is owned directly or indirectly by WellPoint.

Amendment of Articles of Incorporation

Our articles of incorporation specifically provide that the following amendments to certain articles and/or sections of our articles of incorporation require the affirmative vote of at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of voting stock voting as a single class:

•	amendments to Article IX (Restriction on Ownership and Transfer of Stock);

•	amendments to the voting rights of shares of our common stock; and

•	amendments to the provisions of the articles of incorporation changing the permissible size of the board and classifying the board of directors.

In addition, our articles of incorporation specifically provide that the following amendments to certain articles and/or sections of our articles of incorporation require the affirmative vote of (a) at least 75% of the votes entitled to be cast by the holders of the outstanding shares of all classes of our voting stock, voting as a single class; and (b) an “independent majority” of shareholders:

•	amendments to the provisions of the articles of incorporation regarding the removal of directors;

•	amendments to the provisions of the articles of incorporation regarding authority to call a special meeting of shareholders;

•	amendments to the provisions of the articles of incorporation regarding the sole authority of the board of directors to make, alter, amend, or repeal, or to waive provisions of, our by-laws;

•	amendments to the provisions of the articles of incorporation regarding the Indiana Demutualization Law; and

•	amendments to the provisions of the articles of incorporation regarding our authority to redeem shares acquired in control share acquisitions.

However, this 75% and “independent majority” voting threshold does not apply to, and such vote is not required for, any amendment, change or repeal recommended to shareholders by the favorable vote of not less than two-thirds of the directors who then qualify as continuing directors with respect to all “related persons,” and any such amendment, change or repeal so recommended requires only the vote, if any, required under the applicable provisions of the Indiana Business Corporation Law.

Amendment and Repeal of By-laws

WellPoint’s by-laws provide that, in general, the board of directors may amend, rescind or change the by-laws by the affirmative vote of a majority of the entire number of directors.

Certain amendments, rescissions or changes to the by-laws require the affirmative vote of not less than 80% of the directors at that time. The provisions of the by-laws subject to this higher voting standard include (a) provisions regarding the filling of vacancies on the board of directors; (b) provisions regarding the Chairman; (c) provisions regarding the President and Chief Executive Officer; (d) provisions regarding the chairmanship succession process; and (e) provisions regarding the location of WellPoint’s corporate headquarters and principal executive offices. The provisions of the by-laws in (a) through (d) are subject to the higher vote standard until November 30, 2006; (e) is subject to the higher vote standard at least until November 30, 2009.

Listing

Our common stock trades on the New York Stock Exchange under the symbol “WLP.” Computershare Limited is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

VALIDITY OF THE SECURITIES

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for the Company by White & Case LLP and for any underwriters or agents by counsel named in the applicable prospectus supplement. With respect to certain legal matters relating to Indiana law, White & Case LLP has relied upon the opinion of Baker & Daniels LLP, counsel for WellPoint.

EXPERTS

The consolidated financial statements and schedule of WellPoint appearing in WellPoint’s annual report on Form 10-K for the year ended December 31, 2004, and WellPoint management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, which did not include an evaluation of the internal control over financial reporting of WellPoint Health Networks Inc., have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of WellPoint Health Networks Inc. from the scope of management’s assessment and such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated fees and expenses (not including underwriting discounts and commissions) payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby are set forth in the following table:

SEC registration fee(1)	$0
NASD fees(2)	$75,500
Trustee’s fees(3)	$50,000
Printing expenses(3)	$50,000
Rating agency fees(3)	$800,000
Accounting fees and expenses(3)	$50,000
Legal fees and expenses (3)	$100,000
Blue Sky fees and expenses(3)	$0
Miscellaneous(3)	$50,000

Total	$1,175,500

(1)	Deferred in reliance upon Rules 456(b) and 457(r).

(2)	Assumes maximum fee payable under NASD rules and regulations.

(3)	Estimated

Item 15.	Indemnification of Directors and Officers.

The Indiana Business Corporation Law (the “IBCL”) provides that a corporation, unless limited by its articles of incorporation, is required to indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

As permitted by the IBCL, WellPoint’s articles of incorporation provide for indemnification of directors, officers, employees and agents of WellPoint against any and all liability and reasonable expense that may be incurred by them, arising out of any claim or action, civil, criminal, administrative or investigative, in which they may become involved by reason of being or having been a director, officer, employee or agent. To be entitled to indemnification, those persons must have been wholly successful in the claim or action or the board of directors must have determined, based upon a written finding of legal counsel or another independent referee, or a court of competent jurisdiction must have determined, that such persons acted in good faith in what they reasonably believed to be the best interest of WellPoint (or at least not opposed to its best interests) and, in addition, in any criminal action, had reasonable cause to believe their conduct was lawful (or had no reasonable cause to believe that their conduct was unlawful). The articles of incorporation authorize WellPoint to advance funds for expenses to an indemnified person, but only upon receipt of an undertaking that he or she will repay the same if it is ultimately determined that such party is not entitled to indemnification.

The rights of indemnification provided by the articles of incorporation of WellPoint are not exhaustive and are in addition to any rights to which a director or officer may otherwise be entitled by contract or as a matter of law. Irrespective of the provisions of the articles of incorporation of WellPoint, WellPoint may, at any time and from time to time, indemnify directors, officers, employees and other persons to the full extent permitted by the provisions of applicable law at the time in effect, whether on account of past or future transactions.

In addition, WellPoint has obtained a directors’ and officers’ liability and company reimbursement policy that insures against certain liabilities under the Securities Act of 1933, subject to applicable retentions.

Item 16.	Exhibits.

The exhibits to this registration statement are listed in the exhibit index, which appears elsewhere herein and is incorporated herein by reference.

Item 17.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) The undersigned Registrant hereby further undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on December 28, 2005.

WELLPOINT, INC.

BY:	/S/ LARRY C. GLASSCOCK
Larry C. Glasscock
President, Chief Executive Officer and Chairman of the Board

KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby authorizes Angela F. Braly, Michael C. Wyatt and Nancy L. Purcell or any of them, each with full power of substitution, to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints Angela F. Braly, Michael C. Wyatt and Nancy L. Purcell or any of them, each with full power of substitution, attorney-in-fact to sign any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry C. Glasscock Larry C. Glasscock	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 28, 2005

/s/ David C. Colby David C. Colby	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 28, 2005

/s/ Wayne S. DeVeydt Wayne S. DeVeydt	Senior Vice President and Chief Accounting Officer (Chief Accounting Officer)	December 28, 2005

/s/ Lenox D. Baker, Jr., M.D. Lenox D. Baker, Jr., M.D.	Director	December 28, 2005

/s/ Susan B. Bayh Susan B. Bayh	Director	December 28, 2005

/s/ Sheila P. Burke Sheila P. Burke	Director	December 28, 2005

/s/ William H. T. Bush William H. T. Bush	Director	December 28, 2005

/s/ Julie A. Hill Julie A. Hill	Director	December 28, 2005

/s/ Warren Y. Jobe Warren Y. Jobe	Director	December 28, 2005

/s/ Victor S. Liss Victor S. Liss	Director	December 28, 2005

/s/ L. Ben Lytle L. Ben Lytle	Director	December 28, 2005

/s/ William G. Mays William G. Mays	Director	December 28, 2005

/s/ Ramiro G. Peru Ramiro G. Peru	Director	December 28, 2005

/s/ Jane G. Pisano Jane G. Pisano	Director	December 28, 2005

/s/ Senator Donald W. Riegle, Jr. Senator Donald W. Riegle, Jr.	Director	December 28, 2005

/s/ William J. Ryan William J. Ryan	Director	December 28, 2005

/s/ George A. Schaefer, Jr. George A. Schaefer, Jr.	Director	December 28, 2005

/s/ Jackie M. Ward Jackie M. Ward	Director	December 28, 2005

EXHIBIT INDEX

Exhibit Number	Description of Documents
1.1	Form of Underwriting Agreement*

3.1	Restated Articles of Incorporation of WellPoint, Inc. (f/k/a Anthem, Inc.) (incorporated herein by reference to Exhibit 3.1 to WellPoint, Inc.’s Current Report on Form 8-K filed on November 30, 2004)

3.2	By-laws of WellPoint, Inc. (incorporated herein by reference to Exhibit 3.2 to WellPoint, Inc.’s Current Report on Form 8-K filed on December 2, 2005)

4.1	Specimen of Certificate of WellPoint’s common stock, $0.01 par value per share (incorporated herein by reference to Exhibit 4.1 to WellPoint’s Registration Statement on Form S-8 filed on November 30, 2005 (Registration No. 333–120851))

4.2	Form of Indenture by and between WellPoint, Inc. and The Bank of New York Trust Company, N.A., as trustee, relating to the senior debt securities

4.3	Form of Indenture by and between WellPoint, Inc. and The Bank of New York Trust Company, N.A., as trustee, relating to the subordinated debt securities*

4.4	Form of Senior Debt Security (included in Exhibit 4.2)

4.5	Form of Subordinated Debt Security (included in Exhibit 4.3)

4.6	Form of Specimen Certificate of Preferred Stock*

5.1	Opinion of White & Case LLP

12.1	Computation of Ratio of Earnings to Fixed Charges and of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends*

23.1	Consent of Ernst & Young LLP

23.2	Consent of White & Case LLP (included in Exhibit 5.1)

24	Powers of Attorney (included on the Signature Page)

25.1	Statement of Eligibility on Form T–1 of The Bank of New York Trust Company, N.A. to act as trustee under the senior indenture

25.2	Statement of Eligibility on Form T–1 of The Bank of New York Trust Company, N.A. to act as trustee under the subordinated indenture*

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with an offering of the offered securities.